Exhibit 10.1

PeerLogix, Inc.

119 West 24th St., 4th Floor

New York, NY 10011

February 2, 2017

Board of Directors

Waywire Networks

135 West 29th Street, Suite 702

New York, New York 10001

Attention:	Steve Rosenbaum
Chief Executive Officer

Gentlemen:

This non-binding letter of intent (the “Letter of Intent”) sets forth the terms and conditions upon which PeerLogix, Inc., a Nevada corporation (OTC: LOGX) (“LOGX”), will acquire (the “Acquisition”) all or substantially all of the assets, and assume certain of the liabilities, of Waywire Networks, Inc., a Delaware corporation (“Waywire”). All of the assets of Waywire, other than the assets of Waywire identified in Annex A hereto (the “Excluded Assets”), are hereinafter referred to as the “Acquired Assets”. All of the liabilities of Waywire identified in Annex B hereto, which shall include all outstanding trade liabilities of Waywire and Waywire transaction related expenses set forth in such annex, are hereinafter referred to as the “Assumed Liabilities”.

The intentions of the parties are subject to the execution and delivery of mutually acceptable agreements (including, without limitation, an asset purchase agreement (the “Asset Purchase Agreement”), and employment agreements), various third-party approvals, including Board and any required stockholder approvals and approvals of relevant government agencies, and satisfaction of various other conditions, some of which are specified below.

1.                  Transaction Summary. The transaction can be summarized as follows:

Asset Purchase:

The Acquisition shall be structured as an acquisition of LOGX of the Acquired Assets, which shall constitute all or substantially all of the assets of Waywire, and shall include all intellectual property and patents (including U.S. patent nos. 8,117,545 and 8,812,956) (“Waywire Patents”) of Waywire. In connection therewith, LOGX shall assume the Assumed Liabilities.

At the closing of the Acquisition (the “Closing”), Waywire shall receive the following consideration (the “Consideration”):

(a)    1,000,000 fully paid and nonassessable shares of common stock of LOGX (the “LOGX Common Stock”); and

(b)   warrants exercisable for an aggregate of 3,000,000 fully paid and nonassessable shares of LOGX Common Stock (the “Warrants”).

The Warrants shall be exercisable for three years at a price per share equal to the 10 Day VWAP (as hereinafter defined), subject to adjustment for stock splits, reverse stock splits, stock dividends, and capital reorganizations.

For purposes hereof, the term “10 Day VWAP” shall mean the daily volume weighted average price per share of the LOGX Common Stock for the ten trading days ending on the trading date immediately preceding the date of (i) the Closing (or the nearest preceding date) or (ii) date of public announcement of the Acquisition if announced prior to the Closing, in the OTC market as reported by OTC Markets, Inc.

In addition, in the event that LOGX shall sell the Patents to any unaffiliated third party prior to the date which is the third anniversary of the Closing, LOGX shall deliver 50% of the net proceeds of such sale to, or as directed by, Waywire.

1

Advances:

LOGX shall provide credit (“Credit”) to Waywire in the amount of $12,500 each week for the three weeks commencing upon the execution and delivery hereof (with $25,000 advanced on or prior to February 3, 2017 to meet Company payroll obligations), provided:

(a)   LOGX shall approve of the use of proceeds of such funds;

(b)   LOGX shall not have determined that there shall have occurred a material adverse change in the business, prospects, financial condition, or results of operations of Waywire;

(c)   That such obligation shall terminate upon the Closing; and

(d)   Waywire shall not have entered into any agreement to consummate any transaction with any third party with respect to the business, operation, or assets of the Company (a “Termination Event”).

The Credit shall accrue interest at the rate of 12% per annum.

In the event of a Termination Event (other than a Termination Event resulting from failure of LOGX to move forward in accordance with the terms of this LOI), the entire principal amount of, and accrued and unpaid interest on, the Credit shall be immediately due and payable, together with a 20% premium thereon. In the event of Termination Event resulting from failure of LOGX to move forward in accordance with the terms of this LOI, Waywire shall have 90 days to repay the Credit and accrued interest thereon.

Registration Rights:

Within 90 days following the filing by LOGX of its Annual Report on Form 10-K for the year ended December 31, 2016 (the “Filing Date”), LOGX shall file a registration statement on Form S-1 (the “Registration Statement”) relating to the resale of the shares of LOGX Common Stock delivered in connection with the Acquisition or upon exercise of the Warrants (the “Registrable Securities”), to the extent permitted by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (including Rule 416).

Following the Filing Date, LOGX shall use its best efforts to cause such Registration Statement to become effective as soon as possible after such filing, and keep the Registration Statement effective pursuant to Rule 415 at all times until such date as is the earlier of (i) the date on which all of the Registrable Securities have been sold and (ii) the date on which the Registrable Securities (in the opinion of counsel to LOGX) may be immediately sold to the public without registration or restriction (including, without limitation, as to volume by each holder thereof) under the Securities Act (the “Registration Period”), which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading.

2.       Asset Purchase Agreement. The parties intend to execute and deliver an Asset Purchase in respect of the transactions contemplated hereby and consistent with the terms of this letter agreement containing the following terms:

Acquisition Parties:	Waywire LOGX

Consideration:	The Consideration

Tax Treatment:	It is the intention of the parties that the Acquisition shall qualify as a taxable transaction under the Internal Revenue Code of 1986, as amended (the “IRC”). Subject to applicable law, nothing shall prevent Waywire from dissolving at any time and distributing the shares of LOGX Common Stock to the Waywire creditors and stockholders as determined by the Waywire board.

2

Representations and Warranties by LOGX:

Customary representations including, accuracy and completeness of the public disclosure, effectiveness of controls and procedures required by Rule 13a-15 or 15d-15 under the Securities Exchange Act of 1934, as amended, status of certifications pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, organization, subsidiaries, and good standing, litigation, capitalization, corporate power and authorization, no breach, valid and binding agreement, financial statements, no undisclosed liabilities, absence of certain developments and material adverse changes, title to property, contracts, tax matters, intellectual property, litigation, employee benefit plans, insurance, relationships with material suppliers and customers, compliance with laws, loans to officers and directors, market activities, brokerage, governmental consents, environmental compliance, employee and labor relations, accounts, effect of transaction, salaries of officers and directors, and certain activities of officers and directors.

Representations and Warranties by Waywire:

Customary representations including, accuracy and completeness of the effectiveness of controls, organization, subsidiaries, and good standing, litigation, capitalization, corporate power and authorization, no breach, valid and binding agreement, financial statements, no undisclosed liabilities, absence of certain developments and material adverse changes, title to property, liens and encumbrances, contracts, tax matters, intellectual property, litigation, employee benefit plans, insurance, relationships with material suppliers and customers, compliance with laws, loans to officers and directors, market activities, brokerage, governmental consents, environmental compliance, employee and labor relations, accounts, effect of transaction, salaries of officers and directors, and certain activities of officers and directors. The sole remedy against Waywire for breach of any representation or warranty shall be to offset against the shares of LOGX Common Stock (valued at the value of $0.15 per share) and any amounts payable to Waywire upon any sale of the Waywire Patents.

Conditions to Acquisition:	Customary conditions, including, without limitation, the following:

•	Satisfaction by each party with its due diligence review of the other;
•	LOGX shall be reasonably satisfied with its discussions with Bridge Bank;
•	Accuracy and completeness of representations and warranties at date of the Asset Purchase Agreement as well as at Closing Date;
•	Performance by, or compliance with, each party of covenants required to be performed or complied with thereby prior to or at the Closing Date;
•	Receipt of mutually agreeable forms of closing documentation;
•	Compliance by the parties with applicable “bulk sales” requirements relating to the transactions contemplated hereby, unless LOGX shall opt not to so comply;
•	Requisite third party consents have been obtained, including approval by the Board of Directors of both parties and majority stockholders of Waywire;
•	Evidence of the termination of any liens, security interests, or encumbrances on the Acquired Assets or the business separation conducted thereby, other than liens associated with the loan outstanding to Bridge Bank, which loan shall be an Assumed Liability;
•	Requisite governmental approvals, consents and filings have been made or obtained;
•	No action pending or threatened challenging the Acquisition or imposing limitations on the surviving entity;
•	No material adverse change in either party’s business;
•	Waywire employees identified by LOGX shall have executed confidentiality and protection of intellectual property agreements in form and substance reasonably satisfactory to LOGX;
•	Employment or consulting agreements executed with such current employees of Waywire as shall be reasonably designated by LOGX;
•	Customary legal opinions of counsel for both parties;
•	Current members of management of Waywire identified by LOGX shall enter into employment agreements with Waywire in form and substance reasonably satisfactory to LOGX, which agreements shall provide for, among other things, the continued service of the members of Waywire management at LOGX following the Closing Date;
•	At the Closing, Waywire shall amend its corporate name and assign all rights to the name, logos, trade dress, and related likenesses to LOGX; and
•	Consummation by LOGX of a financing, whether equity, debt, or otherwise, or any combination thereof, the gross proceeds of which equal or exceed $250,000.

3

Covenants and Agreements:	Customary covenants and agreements including:

•	Conduct of business pending Acquisition;
•	Access to books and records;
•	Following delivery of written notice to Waywire that LOGX has completed its material due diligence and completed (or entered into definitive agreement to complete) the $250,000 LOGX financing, no consideration of other takeover proposals by either party until March 2, 2017; provided, however, that LOGX may extend the exclusivity for additional weeks by extending the Credit by an additional $12,500 per week extension.
•	Regulatory filings, if required;
•	Following the execution of the Asset Purchase Agreement, LOGX will promptly, at its expense, and with the assistance and participation of Waywire (such assistance and participation, including, without limitation, the preparation of all required disclosure and financial information relating to Waywire, at the expense of Waywire), (i) prepare and submit all required documentation with governmental authorities, (ii) comply with all applicable legal, regulatory, and judicial requirements;
•	Except as contemplated hereby, no issuance by Waywire of additional shares of capital stock or the incurrence of indebtedness not incurred in the ordinary course of business without the prior written consent of LOGX;
•	No liquidating or other dividends by any party;
•	Indemnification by Waywire and the affiliates thereof in the event of liabilities other than the Assumed Liabilities of Waywire for which LOGX shall for any reason become liable, undisclosed liens, security interests or other encumbrances, and material misrepresentations and omissions by Waywire in the Asset Purchase Agreement;
•	Confidentiality and Non-Solicitation; and
•	No charter amendments by any party.

Termination:

Terminable (i) by mutual consent of the parties or (ii) by either party if the conditions to such party’s obligations are incapable of fulfillment or Acquisition shall not have occurred by March 2, 2017 unless extended by LOGX with payment of additional Credit for each one week extension.

Amendment; Waiver:	Written consent of LOGX and Buyer
Governing Law:	Delaware

3.       Governance Following the Effective Time. Following the Effective Time, the governance of LOGX shall be as follows:

Board of Directors:	The Board of Directors of LOGX following the Closing shall initially be comprised of six members, five of which shall be designees of LOGX and one of which shall be the designee of Waywire.
Management:

The officers of LOGX immediately prior to the Closing shall continue to serve as the officers of LOGX commencing at the Closing, subject to the terms of their respective employment agreements.

The officers of LOGX immediately prior to the Closing shall continue to serve as the officers of LOGX commencing at the Effective Time, subject to the terms of their respective employment agreements.

4.       Due Diligence. Each of LOGX and Waywire (each, a “Party” and collectively the “Parties”) shall afford to the employees, agents and authorized representatives of the other reasonable access at reasonable times, upon reasonable prior notice, to their respective properties, offices, files, agreements, books and records as may be necessary in order that other party hereto may have a full opportunity to conduct such investigations and due diligence reviews as it shall deem necessary in connection with the transactions contemplated herein and by the Asset Purchase Agreement.

4

5.       Confidentiality, Non-disclosure. (a) As a condition to each Party furnishing information requested by the other Party pursuant to paragraph 4 above, the Parties each have agreed and do hereby agree to treat any information concerning the other Party (whether oral or written and whether prepared by or on behalf of such Party) which is furnished by or on behalf of such Party (herein collectively referred to as the “Evaluation Material”) as confidential and proprietary. The term “Evaluation Material” shall include any documents or other information previously supplied by or on behalf of either Party, and also shall also include information prepared by either Party or on such Party’s behalf based on Evaluation Material supplied by or on behalf of such Party. The term “Evaluation Material” does not include information which (i) becomes generally available to the public other than as a result of a disclosure by the other Party or its directors, officers, affiliates or employees, (ii) becomes available to the other Party on a non-confidential basis from a source other than such Party or its advisors, provided that such source is not bound by a confidentiality agreement with such Party or a third party, or (iii) has been independently developed by either Party.

(b)       Each Party hereby agrees that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Parties, and that such information will be kept confidential by each Party and by all persons who receive Evaluation Material directly or indirectly from either Party, which persons shall be limited to only those of either Party’s officers, employees and advisors (including underwriters and underwriters’ counsel) who need to know such information and who will use such information solely for the purpose of evaluating any such possible transaction. Any such person to whom Evaluation Materials is disclosed directly or indirectly by a Party shall be informed by such Party of the confidential nature of such information and shall be directed to treat such information confidentially.

(c)       In the event that either Party or such Party’s representatives become legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) or otherwise believes it is required by law to disclose any of the Evaluation Material, such Party (for the purposes of this paragraph, the “Disclosing Party”) agrees that it or its representatives, as the case may be, will provide the other Party with prompt written notice of such request(s) so that such other Party may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Disclosing Party agrees that it will furnish only that portion of the Evaluation Material and other information which is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Evaluation Material and other information which is being disclosed.

(d)       In the event that the Parties do not proceed with the transaction which is the subject of this letter within a reasonable time frame each Party shall either promptly return to the other Party or destroy all written Evaluation Material and any other written material containing any information in or derived from the Evaluation Material, and will not retain any copies, extracts or other reproductions in whole or part of such written material.

(e)       It is understood that the non-breaching Party would sustain irreparable injury in the event of a breach of this letter agreement. Accordingly, in the event of any such breach, the non-breaching Party will be entitled to seek and obtain immediate injunctive relief. Nothing herein shall limit any legal or equitable right otherwise available to the non-breaching Party, including, but not limited to, rights relating to trade secrets or intellectual property.

6.       Exclusivity. In consideration of each Party’s committing time and expenses to its due diligence investigation of the other from the date of this letter until the date 28 days from the date hereof, such Party will not, and will not authorize or permit its officers, directors, stockholders, affiliates, employees, agents or representatives to, directly or indirectly, take any action to solicit, initiate or encourage any Acquisition Proposal or engage in negotiations with, or disclose any nonpublic information relating to such Party or any of its subsidiaries or afford access to the properties, books or records of such Party or any of its subsidiaries to, any person that has advised such Party or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal. Such Party agrees to promptly notify the other upon the receipt of any Acquisition Proposal or any notice that any person is considering making an Acquisition Proposal or any request for nonpublic information relating to such Party or any of its subsidiaries or for access to the properties, books or records of such Party or any of its subsidiaries by any person that has advised such Party or otherwise publicized the fact that such person may be considering making, or that has made, an Acquisition Proposal and will keep the other Party fully informed of the status and details of any such Acquisition Proposal, indication or request. An “Acquisition Proposal” shall mean any offer or proposal for, or any indication of interest in, a merger or other business combination involving such Party or any of its subsidiaries, if any, or the acquisition of any significant equity interest in, or a significant portion of the assets of, such Party or any of its subsidiaries, other than the transactions contemplated herein.

5

7.       Costs. Except as set forth on Annex B, each Party shall bear its own costs and expenses (including professional fees) in connection with the negotiation of the definitive Asset Purchase Agreement and all documents associated therewith.

8.       Nature of Agreement. It is understood that this Letter of Intent merely constitutes a statement of our mutual intentions with respect to the Acquisition, does not contain all matters upon which agreement must be reached in order for the Acquisition to be consummated and, therefore, does not constitute an obligation binding on either side. A binding commitment with respect to the Acquisition will result only from execution and delivery of the definitive Asset Purchase Agreement, subject to the conditions expressed thereon. Notwithstanding the foregoing, the provisions of Sections 5, 6, 7, and 8 are agreed to be fully binding on the parties upon execution of this Letter of Intent and shall survive the termination of this Letter of Intent unless and until they are superseded by a definitive Asset Purchase Agreement or other agreement between the parties hereto. This Letter of Intent shall be governed by the laws of the State of New York, without regard to applicable principles of conflicts of laws. This Letter of Intent may be executed in two or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same instrument.

9.       Best Efforts. LOGX and Waywire will cooperate with each other to the fullest extent in the preparation of the definitive Asset Purchase Agreement, the related agreements, and other necessary documentation and in obtaining all necessary consents, approvals and releases from third parties. LOGX and Waywire will use their best efforts to negotiate and execute as soon as reasonably possible a definitive Asset Purchase Agreement and all related agreements with respect to the Acquisition. LOGX and Waywire will use their best efforts to take all steps necessary to permit the effectiveness of the Acquisition as soon as reasonably practicable, and in any event by March 2, 2017.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;

SIGNATURE PAGE FOLLOWS]

6

Please indicate your confirmation of the foregoing by signing a copy of this letter of intent where indicated below.

Very truly yours,

PEERLOGIX, INC.

By:__________________________

Name:

Title:

Agreed to:

WAYWIRE NETWORKS, INC.

By:____________________________

Name:

Title:

7

Annex A

Excluded Assets

None

8

Annex B

Assumed Liabilities

Bridge Bank	$158,333
Trade Payables	$282,886
Transaction Fees	$100,000

9